                                                                    Exhibit 99.1

[Logo of Vencor, Inc. appears here]


Contact:  Susan E. Moss
          Vice President of Corporate Communications
          (502) 596-7296

                 VENCOR, INC. FILES FOR CHAPTER 11 PROTECTION;
                 ---------------------------------------------
             $100 MILLION DEBTOR IN POSSESSION FINANCING SECURED;
             ----------------------------------------------------
                NORMAL OPERATONS TO CONTINUE IN ALL FACILITIES
                ----------------------------------------------

Louisville, KY (September 13, 1999) ---Vencor, Inc. today announced that it and several of its subsidiaries filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court in Delaware.

In announcing today's Chapter 11 filing, company management emphasized that the filing has been organized to permit normal operations of its nursing centers, hospitals, and ancillary services business.

The company also announced that it has obtained agreements for debtor-in-possession (DIP) financing with a bank group led by Morgan Guaranty Trust Company of New York in the aggregate principal amount of $100 million. The DIP financing and existing cash flows, upon bankruptcy court approval, will be used to fund the company's ongoing operations.

Along with the petition, Vencor also has a plan of reorganization in progress that includes terms negotiated with key parties, including Vencor's bank lenders, subordinated debtholders, and Ventas, Inc. (NYSE: VTR), the company's primary landlord. In addition, a settlement is in progress with the Department of Justice, acting on behalf of the Health Care Financing Administration and the Department of Health and Human Services' Office of the Inspector General, concerning the government's outstanding claims against the company, including outstanding routine reimbursement issues.

Edward L. Kuntz, chairman, chief executive officer and president of Vencor, stated, "Filing for reorganization was necessary to enable us to create a sustainable capital structure, while we continue to provide high-quality healthcare services to those people who cannot take care of themselves." Kuntz added, "The reorganization also was necessary because of the dramatic changes impacting the long-term care industry, most notably decreased Medicare reimbursement. We believe we are taking the appropriate steps to assure that we emerge from the reorganization process with a sound capital structure that will enhance the vital services that our dedicated employees provide to our patients, residents, and customers."

Vencor, Inc. is a long-term healthcare provider operating nursing centers, hospitals, and ancillary contract services in 46 states.